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                                                                     Exhibit 6

                             DISTRIBUTION AGREEMENT



We have an agreement (the "Distribution Agreement") with the Triumph Fund, an incorporated business organized under the laws of the Commonwealth of Pennsylvania (the "Fund") pursuant to which we act as the distributor of shares of beneficial interest of the Fund, par value $.00l per share ("Shares") and as such have the right to distribute Shares for resale. The Fund is a diversified, open-end, management investment company registered under the Investment Company Act of 1940, as amended, and the Shares are registered under the Securities Act of 1933, as amended (the "Act"). The terms "Prospectus" and "Statement" as used herein refer respectively to the then current prospectus and statement of additional information forming parts of the Registration Statement on Form N-lA of the Fund under the Act. As principal we offer to sell to you Shares on the following terms and conditions:



1. In all of Shares to the public you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for us or the Fund.



2. Orders received from you will be accepted by us, through Shareholder Services, as the Fund's agent, only at the public offering price applicable to each order, as set forth in the Prospectus and Statement. The procedure relating to the handling of orders shall be in accordance with oral or written instructions or instructions received through the National Securities Clearing Corporation's mutual fund order clearing program ("FundServ") by us or the Fund in the sole discretion of either.



3. (a) Class A Shares "A Shares". You shall receive compensation in the form of dealer concessions computed in the manner set forth in the Fund's current Prospectus with respect to the aggregate purchase price of A Shares purchased by you during a particular calendar month (the "Purchase Month"). Such compensation shall be payable as follows: (I) on the settlement date for those orders received through National Securities Clearing Corporation's mutual fund order clearing program ("FundServ"); (II) semi-monthly for all other orders. No compensation shall be payable in respect of A Shares purchased through reinvestment of dividends or distributions, or in respect of A Shares purchased in exchange for Shares that, either originally or through one or more exchange transactions, had been the subject of payments under this Paragraph 3. In addition, no compensation shall be payable in respect of A Shares the purchase of which is subject to a waiver of the sales charge as set forth in the Fund's current Prospectus.



4. You agree to purchase Shares only in transactions contemplating the simultaneous resale of such Shares to investors and in no event shall you place orders for Shares unless you have already received corresponding purchase orders for Shares at the applicable public offering prices and subject to the terms hereof. You agree that you will not offer or sell any Shares except under circumstances that will result in compliance with the applicable federal and state securities laws and that in connection with sales and offers to sell Shares you will furnish to each person to whom any such sale or offer is made, a copy of the Prospectus and if requested, the
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   Statement (as then amended or supplemented) and will not furnish to any person any information relating to the Fund that is inconsistent in any respect with the information contained in the Prospectus and Statement (as then amended or supplemented) or cause any written materials to be used in connection with sales of Shares or any advertisement to be published in any newspaper, broadcast by television, radio or other means or posted in any public place without our prior written consent.



5. No person is authorized to make any representations concerning the Shares except those contained in the Prospectus and Statement and in such printed information subsequently issued by us or the Fund as information supplemental to the Prospectus and Statement. In purchasing Shares through us you shall rely solely on the representations contained in the Prospectus and Statement and supplemental information above mentioned. Any printed information that we furnish to you other than the Prospectus, Statement, information supplemental to the Prospectus and Statement issued by the Fund, periodic reports and proxy solicitation materials is our sole responsibility and not the responsibility of the Fund, and agree that the Fund shall have no liability or responsibility to you in these respects. If you should make an unauthorized representation concerning the Shares, you agree to indemnify the Fund and us from and against any and all claims, liability, expense or loss in any way arising out of or in any way connected with such representation.



6. You shall not withhold placing orders for the Shares received from your customers so as to profit yourself as a result of such withholding: e.g., by a change in the net asset value from that used in determining the offering price to your customers.



7. We reserve the right in our discretion and without notice to suspend sales or withdraw the offering of Shares or, upon notice to you, to amend this Agreement. You agree that any order to purchase Shares placed by you after notice of any amendment to this Agreement has been sent to you shall constitute your agreement to such amendment. The provisions of the Distribution Agreement and the related Plans of Distribution (the "Plans") are incorporated herein by reference and the Agreement shall continue in effect only so long as the continuation of the Distribution Agreement and the Plans are approved at least annually by the Board of Trustees of the Fund in the manner contemplated by the Distribution Agreement and the Plan and by applicable law. This Agreement shall also be terminable by either party without penalty upon 30 days' written notice to the other party; provided, however, that any termination of his Agreement by operation of this Paragraph 7 shall not affect your and our several obligations under Paragraphs 3 (c) and 9 hereof in respect of Shares purchased prior to such termination for so long as the Distribution Agreement and the Plans shall remain in effect.



8. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering of Shares. We and you shall be under no liability to each other except for gross negligence, lack of good faith and for obligations expressly assumed by you and us herein. Nothing contained in this Paragraph 8 is intended to operate as, and the provisions of this Paragraph 8 shall not in any way whatsoever constitute, a waiver by you or us of
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   compliance with any provision of the Act or of the rules and regulations of the Securities and Exchange Commission issued thereunder.



9. In addition to the dealer concessions outlined in Paragraph 3 of the Agreement, we agree to pay you a fee (the "Shareholder Servicing Fee") computed daily at an annual rate equal to .25% of the aggregate net asset value on that day of all shares in Portfolios, other than the Money Market Portfolio, purchased by you, including such Shares purchased through reinvestment of dividends and distributions, which fee shall be payable quarterly. This fee shall be payable only so long as and to the extent that the Fund reimburses us for payment of this fee to you. Any overpayment of compensation and fees pursuant to this Paragraph 9 or Paragraph 3 above shall reduce amounts payable to you in subsequent months. If such overpayment is the final payment to you, in such case you agree to pay forthwith to us the full amount of the overpayment. We reserve the right at any time to impose minimum fee payment requirements before any monthly payments will be made to you hereunder.



In return for the Shareholder Servicing Fee you agree to provide services to Shareholders which services shall include the following:



(a) responding to Shareholder inquiries and providing information on their investments



(b) providing such other similar services as we may reasonably request to the extent permitted under applicable statutues, rules and regulations.



10. We both hereby agree to abide by the Rules the National Association of Securities Dealers, Inc. (the "NASD"). Reference is specifically made to
    Section 2000 of such Rules, which Section is incorporated herein by reference. The signing of this Agreement and the purchase of Shares pursuant hereto is a representation to us that you are a member in good standing of the NASD and a properly registered broker-dealer under the Securities and Exchange Act of 1934 (the "1934 Act"). Nothing in this Agreement shall be deemed or construed to make you an employee, agent, representative or partner of the Fund or of us and you are not authorized to act for us, or for the Fund or to make any representations on our or its behalf. This Agreement shall be in substitution for any prior agreement between us regarding Shares of the Fund and shall terminate automatically in the event of your ceasing to be member in good standing of the NASD or upon the occurrence of any event affecting your registration as a broker-dealer under the 1934 Act. This Agreement shall not be assignable to you.



11. Upon application to us, we will inform you as to the states and jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions, but we assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. You agree to indemnify us and/or the Fund for any claim, liability expense or loss in any way arising out of a sale of Shares in any State or Jurisdiction in which such Shares are not so qualified or exempt.



12. You agree to indemnify us for any loss, including losses resulting from changes in
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    Share prices, in connection with checks that are tendered to us for the purchase of Shares and that are not paid when presented for payment to the appropriate bank.



13. Except as otherwise noted, any notice to the other party hereto shall be duly given if mailed via certified mail or telegraphed to such party at the address thereof specified herein:



If to Triumph Fund, Inc.

  P.O. Box 13165
  Pittsburgh, PA 15243



If to you:   Wheat First Securities, Inc.
             ----------------------------
             901 E. Byrd Street
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             Richmond, VA 23219
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By: D. Keith Sloane                  By: Angelo M. Gabriel